                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          URBAN SHOPPING CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          URBAN SHOPPING CENTERS, INC.
                           900 North Michigan Avenue
                                   Suite 1500
                            Chicago, Illinois 60611

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT
--------------------------------------------------------------------------------

                                          March 26, 1999

Dear Shareholder:

     I would like to invite you to attend our 1999 annual meeting of shareholders, which will be held on Wednesday, May 5, 1999, beginning at ten o'clock a.m., Eastern Standard time, at the Regal Cinemas at Citrus Park Town Center, 7999 Citrus Park Town Center Mall, Tampa, Florida 33625.

     The formal notice of the annual meeting and the proxy statement can be found on the following pages. A copy of our 1998 annual report is enclosed for your review. Also enclosed is a proxy card and a postage-paid return envelope.

     To be sure that your shares will be voted at the meeting, please complete and sign the enclosed proxy card and return it in the enclosed envelope as promptly as possible. You are encouraged to specify your choices on the matters indicated. However, it is not necessary to specify your choice on a matter if you wish to vote in accordance with the recommendation of the Board of Directors; in such event, merely executing and returning the proxy card will be sufficient.

     I hope that you will be able to attend the annual meeting. If you do, you may vote your shares in person even though you have returned a proxy.

                                          MICHAEL HILBORN
                                          Corporate Secretary

                          URBAN SHOPPING CENTERS, INC.
                           900 North Michigan Avenue
                                   Suite 1500
                            Chicago, Illinois 60611

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 5, 1999

--------------------------------------------------------------------------------


     The annual meeting of shareholders of Urban Shopping Centers, Inc. will be held at the Regal Cinemas at Citrus Park Town Center, 7999 Citrus Park Town Center Mall, Tampa, Florida, 33625, on Wednesday, May 5, 1999, at ten o'clock a.m., Eastern Standard time, for the following purposes:


     1. To elect nine directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify;


     2. To approve the Urban Shopping Centers 1999 Incentive Stock Program;



     3. To approve the issuance of securities to certain significant security holders or their affiliates as payment of part or all of the purchase price of interests in certain developed and undeveloped properties in the event the Board of Directors, including a majority of the disinterested directors, decides that the acquisition of any of such interests in the future and the issuance of such securities as payment of the purchase price is in the best interest of the shareholders;



     4. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 1999; and



     5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.



     The Board of Directors has fixed the close of business on March 11, 1999 as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.


                                          By Order of the Board of Directors

                                          NEIL G. BLUHM
                                          Co-Chairman

                                          JUDD D. MALKIN
                                          Co-Chairman

Chicago, Illinois

March 26, 1999


     SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                          URBAN SHOPPING CENTERS, INC.
                           900 North Michigan Avenue
                                   Suite 1500
                            Chicago, Illinois 60611

--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 5, 1999


                                  INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Urban Shopping Centers, Inc., a Maryland corporation (the "Company"), for use at the annual meeting of the Company's shareholders to be held on Wednesday, May 5, 1999, at the Regal Cinemas at Citrus Park Town Center, 7999 Citrus Park Town Center Mall, Tampa, Florida 33625, at ten o'clock a.m., Eastern Standard time, and any adjournments or postponements thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.



     The Company expects to first send this Proxy Statement and the enclosed form of proxy to shareholders on or about March 26, 1999.


                                 ANNUAL REPORT


     The Annual Report of the Company for the year ended December 31, 1998, including financial statements audited by KPMG LLP, independent auditors, and their report thereon, is being mailed together with this Proxy Statement to each of the Company's shareholders of record at the close of business on March 11, 1999 (the "Record Date"). In addition, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be sent to any shareholder, without charge, upon written request to Urban Shopping Centers, Inc., 900 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611, attention: Corporate Secretary, which is the location of the Company's executive offices.


                               VOTING OF PROXIES


     Only shareholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), and the Company's unit voting common stock, $.01 par value per share (the "Unit Voting Stock"), at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by shareholders. Each share of Unit Voting Stock is entitled to 25 votes on all matters voted upon by shareholders. There were 17,482,534 shares of Common Stock and 407,935 shares of Unit Voting Stock outstanding on February 19, 1999.


     Each valid proxy returned to the Company will be voted at the Annual Meeting as indicated on the proxy or, if no indication is made with respect to a proposal, in favor of such proposal in accordance with the recommendations of the Board set forth in this Proxy Statement. The Company does not know of any matters to be presented at the Annual Meeting other than the proposals referred to on the proxies and described in this Proxy Statement. However, if any other matters are properly presented at the Annual Meeting, the persons named on the enclosed form of proxy intend to vote the shares represented by them in accordance with their best judgment pursuant to the discretionary authority granted them in the proxies.

     Any person submitting a proxy may revoke it at any time before it is exercised by so notifying the Company in writing. In addition, persons submitting proxies may elect to vote their shares in person at the Annual Meeting, although mere attendance at the Annual Meeting will not serve to revoke a proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Nine directors are to be elected at the Annual Meeting, which constitutes the entire Board. Such directors will serve until the Company's next annual meeting of shareholders and until their respective successors are elected and qualify, or until their earlier resignation, death, termination or removal. Directors will be elected by a plurality of the votes cast at the Annual Meeting. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

     Each valid proxy returned to the Company will be voted at the Annual Meeting for the nine nominees listed below, unless the proxy specifies otherwise. All of the nominees listed below are members of the present Board. Messrs. Bluhm, Malkin and Dominski have been directors since inception, Ms. Getzendanner and Messrs. Digney, Rooney and Segerstrom have been directors since October 18, 1993 and Messrs. Neal and Schreiber have been directors since February 13, 1995. Biographical information for each of the nominees is set forth under the caption "Management."
                                    Nominees
                                 Neil G. Bluhm
                                James B. Digney
                              Matthew S. Dominski
                               Susan Getzendanner
                                 Judd D. Malkin
                                  John E. Neal
                               Phillip B. Rooney
                               John G. Schreiber
                              Henry T. Segerstrom

     If any nominee should unexpectedly become unavailable for service, proxies will be voted for another person selected by the Board, unless the proxy specifies otherwise.

     With respect to the election of Disinterested Directors (as noted in the "Management" section), certain affiliates ("JMB Partners") of JMB Realty Corporation ("JMB Realty") have agreed to vote their 378,064 shares of Unit Voting Stock in the same proportion as votes represented by shares of Common Stock are cast by holders of Common Stock (including JMB Partners). Additionally, JMB Partners has the right to cause the Company to nominate one less than a majority of the Board as designated by it. Messrs. Bluhm, Malkin, Dominski and Schreiber are the nominees designated by JMB Partners.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company, including certain executive officers of Urban Retail Properties Co. (the "Management Company") who are deemed to be executive officers of the Company. Under the Company's Articles of Incorporation, a majority of the Board must be unaffiliated with JMB Realty and its affiliates (the "Disinterested Directors").

                 NAME                      AGE                          POSITION
                 ----                      ---                          --------
Neil G. Bluhm..........................    61     Co-Chairman of the Board of Directors
James B. Digney*.......................    52     Director
Matthew S. Dominski*...................    44     Director, President and Chief Executive Officer
Susan Getzendanner*....................    59     Director
Judd D. Malkin.........................    61     Co-Chairman of the Board of Directors
John E. Neal*..........................    49     Director
Phillip B. Rooney*.....................    54     Director
John G. Schreiber......................    52     Director
Henry T. Segerstrom*...................    75     Director
James L. Czech.........................    59     Executive Vice President
Adam S. Metz...........................    37     Executive Vice President, Treasurer and Chief
                                                  Financial Officer
Joseph M. Shrader......................    53     President-Property Management, of the Management
                                                  Company
Ross B. Glickman.......................    50     President-Leasing, of the Management Company

-------------------------
* a Disinterested Director

     The following is a summary of the experience of the directors and executive officers listed in the above table:

     Neil G. Bluhm is the President of JMB Realty. Mr. Bluhm was one of the founders of JMB Realty in 1968 and has been an executive officer and a director of JMB Realty since that time. Mr. Bluhm is a lawyer and a Certified Public Accountant. Mr. Bluhm is also a founder and member of Walton Street Capital Group, LLC.

     James B. Digney is a Senior Vice President of Metropolitan Life Insurance Company ("MetLife") and is the head of MetLife's Real Estate Investments Department. In his present position, which he has held since 1988, Mr. Digney oversees a portfolio of debt and equity real estate investments exceeding $20 billion. Prior to attaining his current post, Mr. Digney spent 13 years with MetLife in Chicago, where he held several positions and ultimately assumed responsibility for all equity and new business production. Mr. Digney is a member of the Urban Land Institute and currently serves as a director of MetLife International Real Estate Equity Shares, Inc., the Realty Foundation of New York, the Community Preservation Corporation and the Greater New York Councils, Boy Scouts of America. In addition, he is a member and director of the Real Estate Board of New York and a member of NAIOP, the Association for Commercial Real Estate.

     Matthew S. Dominski is the President and Chief Executive Officer of the Company and is the Chairman of the Management Company. From 1991 to 1993, Mr. Dominski was the Chairman of JMB Retail Properties Company, a position in which he was responsible for all retail development, management and leasing activities within affiliated entities of JMB Realty. From 1987 to 1993, Mr. Dominski was Executive Vice President of JMB Realty and from 1988 to 1993, an Executive Vice President of JMB/Urban Development Co. Mr. Dominski joined JMB Realty in 1979 in the real estate acquisition area. He became a Vice President in 1982 and has overseen over $1.3 billion of real estate developed by JMB Realty and its affiliates.

     Susan Getzendanner is a partner with the law firm of Skadden, Arps, Slate, Meagher & Flom (Illinois) in Chicago, Illinois, a position she has held since 1987. From 1980 to 1987, Ms. Getzendanner served as a U.S. Federal District Court Judge for the Northern District of Illinois. Ms. Getzendanner also is a director of the Rehabilitation Institute of Chicago and numerous not-for-profit Boards.

     Judd D. Malkin is Chairman of the Board of JMB Realty. Mr. Malkin was one of the founders of JMB Realty in 1968 and has been an executive officer and a director of JMB Realty since that time. Mr. Malkin is a Certified Public Accountant.

     John E. Neal is the head of the Commercial Real Estate department of Bank One Corporation, since November 16, 1998. From January 1996 to January 1998, Mr. Neal was the President of Kemper Funds, a unit of Scudder Kemper Investments, Inc. From February 1995 to January 1996, he was the President and Chief Operating Officer of Kemper Financial Services, Inc. From July 1992 to February 1995, he was a Senior Vice President of Kemper Corporation and the head of Kemper's Real Estate Investments department. From 1974 to 1992, he served in a variety of management and executive positions within Continental Bank Corporation. Mr. Neal also serves as director of the following entities:
Lakeshore Development Corporation and the YMCA of Metropolitan Chicago.

     Phillip B. Rooney is the Vice Chairman of the ServiceMaster Company, a management and consumer services company, since May 1997. From November 1984 to June 1996, he was the President and Chief Operating Officer, and, from June 1996 to February 1997, the President and Chief Executive Officer, of WMX Technologies, Inc. (formerly Waste Management, Inc.). Mr. Rooney also currently serves as a director of Illinois Tool Works, Inc., the ServiceMaster Company, Van Kampen American Capital and the Lyric Opera of Chicago and is a member of the Board of Trustees of the University of Notre Dame.

     John G. Schreiber is President of Schreiber Investments, Inc., a company engaged in the real estate investment business, since January 1991. He is also senior advisor and partner of Blackstone Real Estate Advisors, an affiliate of the Blackstone Group, L.P. Mr. Schreiber is a Trustee of AMLI Residential Properties Trust and a director of a number of mutual funds advised by T. Rowe Price Associates, Inc. Mr. Schreiber is also a director of JMB Realty. Prior to his retirement as an officer of JMB Realty in 1990, Mr. Schreiber was Chairman of JMB/Urban Development Co. from its inception in 1988 until 1990, and an Executive Vice President of JMB Realty from 1979 to 1990.

     Henry T. Segerstrom is a Managing Partner of C.J. Segerstrom & Sons, a California-based real estate development company. Mr. Segerstrom joined C.J. Segerstrom & Sons, the developer of South Coast Plaza and South Coast Plaza Town Center, in 1948 and has served in his current position since 1963. In addition, Mr. Segerstrom currently serves as a director and Vice Chairman, Endowment, of the Orange County Performing Arts Center, having served as Chairman of the Board and Chief Executive Officer thereof from 1987 to 1990, as a director of the Orange County Business Committee for the Arts and as a National Director of the Business Committee for the Arts. Mr. Segerstrom formerly served as a director of Security Pacific National Bank and of Bank America Corporation and as an advisory director of Bank of America, NT&SA until May 1993.

     James L. Czech is an Executive Vice President of the Company and the President-Development Group of the Management Company. Prior to 1993, Mr. Czech was President of the development group of JMB Retail Properties Company since its inception. Prior to joining an affiliate of JMB Realty in 1983 in a corporate acquisition, Mr. Czech was a Senior Vice President of Federated Stores Realty, Inc., the shopping center subsidiary of Federated Department Stores, Inc., where he served in that capacity since 1981. Mr. Czech is also a Certified Public Accountant.

     Adam S. Metz is an Executive Vice President and the Treasurer, Chief Financial Officer and Director of Acquisitions of the Company. Prior to 1993, he was a Vice President in the Capital Markets group of JMB Realty, where he was employed since 1987. From 1983 to 1987, Mr. Metz worked in the Commercial Real Estate Lending Group at The First National Bank of Chicago as a Corporate Lending Officer. He received his Masters of Management degree from Northwestern University and his Bachelor's degree from Cornell University.

     Joseph M. Shrader is the President-Property Management of the Management Company. From 1991 to 1993, Mr. Shrader was a Senior Executive Vice President of JMB Retail Properties Company where he directed property management for over 52 million square feet of retail space located across the country. From 1978 to 1991, Mr. Shrader served as Director of Retail Operations for JMB Properties Company. Mr. Shrader is a Certified Property Manager by the Institute of Real Estate Management.

     Ross B. Glickman is the President-Leasing of the Management Company. From 1991 to 1993, Mr. Glickman served as an Executive Vice President and the National Director of Leasing for JMB Retail Properties Company. From 1989 to 1991, Mr. Glickman was President of Glickman Properties and, from 1983 to 1989, he was Director of Real Estate for The Limited, Inc.

BOARD COMMITTEES AND MEETINGS

     The Company has standing Audit, Nominating and Executive Compensation Committees of the Board. Four meetings of the Board were held in 1998. The Audit Committee met four times in 1998. The Nominating Committee met once in 1998. The Executive Compensation Committee met three times in 1998.

     Messrs. Digney, Schreiber and Segerstrom constitute the Audit Committee, which must consist of at least two independent directors. The Audit Committee makes recommendations concerning the appointment of independent public accountants, reviews with such accountants the plans and results of audits, reviews the scope of professional services provided by such accountants and anticipated fees, considers the independence of such accountants, reviews management's evaluation of the adequacy of the Company's internal accounting controls and reviews the scope of the Company's internal audit procedures. The Audit Committee also oversees the Company's Year 2000 readiness program.

     Messrs. Bluhm, Dominski and Rooney constitute the Nominating Committee, a majority of the members of which must be Disinterested Directors. The Nominating Committee nominates the persons to be presented to the Company's stockholders for election as directors at each annual meeting. The Nominating Committee will consider nominees recommended by shareholders of the Company if such nominations are received not more than 120 days nor fewer than 90 days prior to the anniversary of the previous year's annual meeting of shareholders and the nominating shareholder provides all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required by the Nominating Committee.

     Mr. Malkin, Ms. Getzendanner, Mr. Neal and Mr. Segerstrom constitute the Executive Compensation Committee, which must consist entirely of "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a majority of the members of which must be Disinterested Directors. The Executive Compensation Committee determines the compensation of the Company's executive officers, reviews and makes recommendations on forms of incentive compensation, administers the Company's Option Plan, Incentive Unit Program and deferred compensation plans and reviews and acts upon any changes to the Company's bonus incentive compensation plan and the Company's participation in the JMB 401(k) Plan and the Core Retirement Award Program. See "Option Plan," "Incentive Unit Program," "Incentive Compensation," "401(k) Plan," "Core Retirement Award Program" and "Deferred Cash Compensation Plan" below.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation of Mr. Dominski and the Company's four other most highly compensated executive officers during 1998. The table includes compensation from all sources for services rendered to the Company and its subsidiaries during 1996, 1997 and 1998.

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                       -----------------------
                                                                                               AWARDS
                                                         ANNUAL COMPENSATION           -----------------------
                                                  ----------------------------------   RESTRICTED   SECURITIES
                                                                        OTHER ANNUAL     STOCK      UNDERLYING     ALL OTHER
                                                               BONUS    COMPENSATION     AWARDS      OPTIONS    COMPENSATION(3)
         NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   ($)(1)        ($)          ($)(2)      (NUMBER)         ($)
-------------------------------------------------------------------------------------------------------------------------------
    Matthew S.
    Dominski.. President, Chief Executive
    Officer and Director
                                           1996    433,846    146,667        --        2,273,750        65,000       5,450
                                           1997    473,846    176,016        --               --            --       5,750
                                           1998    560,385    210,853        --               --            --       5,800
    James L.
    Czech....... Executive Vice President
                                           1996    352,692     81,650        --          735,625        15,000       5,450
                                           1997    367,692     93,425        --               --            --       5,750
                                           1998    386,923     98,475        --               --            --       5,800
    Ross B.
    Glickman........ President -- Leasing
    of the Management Company
                                           1996    295,384     69,000        --          735,625        15,000       4,500
                                           1997    312,692     79,538        --               --            --       4,800
                                           1998    331,923     84,588        --               --            --       5,791
    Adam S.
    Metz....... Executive Vice President,
    Treasurer and Chief
    Financial Officer
                                           1996    255,385     80,000        --        1,070,000        15,000       5,450
                                           1997    282,000    125,000        --               --            --       5,750
                                           1998    361,308    150,000        --               --        15,000       6,220
    Joseph M.
    Shrader........ President -- Property
    Management
    of the Management Company
                                           1996    243,462     56,350        --          401,250        15,000       5,450
                                           1997    253,461     64,388        --               --            --       5,750
                                           1998    266,000     67,670        --               --            --       6,220

-------------------------
(1) Paid in February of the following year.
(2) Pursuant to the Urban Shopping Centers 1996 Incentive Unit Program, a total of 525,000 Incentive Units were awarded on November 7, 1996, having a total value at the grant date of $14,043,750. A portion of Incentive Units awarded are earned over a four-year performance period which commenced in 1996 only if the Company attains certain performance targets measured in terms of annual and cumulative growth in funds available for distribution per share and thereafter vest subject to the satisfaction of certain vesting requirements. Distributions are paid on Incentive Units earned but not vested. See "Incentive Unit Program" below. The amounts shown represent the value determined based on the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the date of grant of the total amount of Incentive Units awarded to each of the named persons which awards are subject both to the achievement of performance based conditions before they are earned and to subsequent vesting requirements. The total number of Incentive Units awarded to the named persons were as follows: Mr. Dominski, 85,000 Incentive Units; Mr. Czech, 27,500 Incentive Units; Mr. Glickman, 27,500 Incentive Units; Mr. Metz, 40,000 Incentive Units; and Mr. Shrader, 15,000 Incentive Units. At December 31, 1998, the total number of Incentive Units that have been earned by the persons named (and the value of such earned Incentive Units on such date determined based on the closing price of the Common Stock on the NYSE on such date) are as follows: Mr. Dominski, 42,500 Incentive Units ($1,391,875); Mr. Czech, 13,750 Incentive Units ($450,313); Mr. Glickman, 13,750 Incentive Units ($450,313); Mr. Metz,
     20,000 Incentive Units ($655,000); and Mr. Shrader, 7,500 Incentive Units ($245,625).
(3) For 1996, includes, with respect to Messrs. Dominski and Metz, contributions by the Company of $4,500 each under the Core Retirement Award Program and $950 each under the JMB 401(k) Plan, with respect to Messrs. Czech, Glickman and Shrader, contributions by the Management Company of $4,500 each under the Core Retirement Award Program and, with respect to Messrs. Czech and Shrader, contributions by the Management Company of $950 each under the JMB 401(k) Plan. For 1997, includes, with respect to Messrs. Dominski and Metz, contributions by the Company of $4,800 each under the Core Retirement Award Program and $950 each under the JMB 401(k) Plan, with respect to Messrs. Czech, Glickman and Shrader, contributions by the Management Company of $4,800 each under the Core Retirement Award Program and, with respect to Messrs. Czech and Shrader, contributions by the Management Company of $950 each under the JMB 401(k) Plan. For 1998, includes, with respect to Messrs. Dominski and Metz, contributions by the Company of $4,800 each under the Core Retirement Award Program and $1,000 each under the JMB 401(k) Plan, with respect to Mr. Metz, a contribution by the Company of $420 under the Urban Shopping Centers Deferred Cash Compensation Plan, with respect to Messrs. Czech, Glickman and Shrader, contributions by the Management Company of $4,800 each under the Core Retirement Award Program, with respect to Messrs. Czech and Shrader, contributions by the Management Company of $1,000 each under the JMB 401(k) Plan and with respect to Mr. Shrader, $420 under the Urban Shopping Centers Deferred Cash Compensation Plan and, with respect to Mr. Glickman, contributions by the Management Company of $571 under the JMB 401(k) Plan and $420 under the Urban Shopping Centers Deferred Cash Compensation Plan.

AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning exercises of options during 1998 by each of the executive officers named in the above table and the year-end value of unexercised options owned by such executive officers.

                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                              SECURITIES                    UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                              ACQUIRED ON     VALUE         OPTIONS AT YEAR-END(1)             AT YEAR-END($)(2)
                               EXERCISE      REALIZED    ----------------------------    ------------------------------
           NAME                (NUMBER)        ($)       EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
           ----               -----------    --------    -----------    -------------     -----------     -------------
Matthew S. Dominski.......           0            --       268,333          21,667         2,798,954         269,483
James L. Czech............           0            --        68,000           5,000           710,375          62,188
Ross B. Glickman..........      10,000       131,250            --           5,000                --          62,188
Adam S. Metz..............       2,000        26,515        55,000          20,000           577,422          62,188
Joseph M. Shrader.........       5,000        72,969        22,000           5,000           231,000          62,188

-------------------------
(1) Represents aggregate options to purchase shares of Common Stock or units of partnership interest ("Units") in Urban Shopping Centers, L.P., a partnership in which the Company is the approximately 67% managing general partner and through which the Company owns most of its interests (the "Operating Partnership"). All unexercisable options shown in the table are exercisable on or after February 7, 1999, except in the case of Mr. Metz, 15,000 options are exercisable one-third each on or after February 10, 1999, February 10, 2000 and February 10, 2001. All of the foregoing options are exercisable earlier in the event of a change in control of the Company.

(2) The closing price of the Common Stock on the NYSE on December 31, 1998 was $32.75 per share. The values reflected represent the difference between such price and the option exercise prices.

OPTION PLAN

     The Company has adopted the Urban Shopping Centers 1993 Option Plan (the "Option Plan") to provide incentives to attract and retain officers and key employees and service providers. The Option Plan provides for the grant of options to purchase a specified number of shares of Common Stock or Units. A total of 1,500,000 shares of Common Stock were available for grant and available to be issued upon exchange of Units issued under the Option Plan. Of that total, 399,064 shares of Common Stock had been issued at February 19, 1999 upon exercise of options or upon exchange of Units issued upon exercise of options and options to acquire an additional 834,535 shares of Common Stock or Units were outstanding at such date. In the event of certain extraordinary events, the Executive Compensation Committee may make such adjustments in the aggregate number and kind of shares of Common Stock or Units reserved for issuance, the number and kind of shares of Common Stock or Units covered by outstanding awards and the exercise prices specified therein as they may determine to be appropriate.

     Participants in the Option Plan, who may be officers or employees of, or advisors/consultants to, the Company, its subsidiaries or designated affiliates, are selected by the Executive Compensation Committee. Five executive officers, approximately 30 employees of the Operating Partnership and the Management Company who are not executive officers and one advisor/consultant are currently eligible to participate in the Option Plan. The Executive Compensation Committee also determines the terms of options granted under the Option Plan including, among other things, the individuals who receive options, whether Incentive Stock Options ("ISOs") or non-qualified options are granted, the number of shares of Common Stock or Units subject to each option and the vesting schedule applicable to each option. Directors of the Company are also eligible to participate, but, in the case of non-employee directors, only pursuant to automatic grants under a specified formula set forth in the Option Plan. See "Compensation of Directors" below.

     The Executive Compensation Committee may amend any award previously granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the Option Plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act).

     The Option Plan authorizes the Executive Compensation Committee to grant options at an exercise price determined by the Executive Compensation Committee. Such price cannot be less than 100% of the fair market value of the shares of Common Stock or Units on the date on which the option in respect thereof is granted. Subject to the limitations described below regarding real estate investment trust ("REIT") qualification and taxes, with respect to any individual, the aggregate fair market value (determined at the time the option is granted) of shares of Common Stock with respect to which ISOs may be granted under the Option Plan, which options are exercisable for the first time during any calendar year, may not exceed $100,000, and there is no limit on the number of non-qualified options that may be granted to any one individual. No option may be granted or exercised if the grant or exercise of such option could cause the Company to fail to qualify as a REIT for Federal income tax purposes or to incur additional taxes under Section 857 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price is payable in cash or, in the case of certain employees, by an interest bearing promissory note payable within thirty days. The vesting provisions of the options are determined by the Executive Compensation Committee, except with regard to the automatic grant of options to non-employee directors. The right of any participant to exercise an option may not be transferred in any way other than by will or the laws of descent and distribution.

     Notwithstanding the foregoing references to the Executive Compensation Committee, the authority to grant and administer options awarded to Management Company employees who are not also directors or officers of the Company subject to Section 16(a) of the Exchange Act is vested in a committee of two or more directors of the Management Company. All options granted to such persons will be Unit options.

     The Company's independent directors received options in 1998 as described under "Compensation of Directors" below.

INCENTIVE UNIT PROGRAM

     The Company adopted the Urban Shopping Centers 1996 Incentive Unit Program (the "Incentive Unit Program") to further the Company's objective of long-term growth in funds available for distribution of the Company by providing long-term incentives to those key employees of the Operating Partnership and the Management Company who will be largely responsible for achievement of the long-term goals and long-term growth of the Company. The Incentive Unit Program is a deferred compensation plan which is tied to the attainment of targeted levels of annual and cumulative growth in the Company's funds available for distribution per share.

     The Incentive Unit Program is generally administered by the Executive Compensation Committee. Participants in the Incentive Unit Program are senior management and key employees of the Operating Partnership and the Management Company. The Executive Compensation Committee has sole and exclusive authority to select participants, and determine the awards to be made to each participant, from among those persons who are employees or otherwise provide services to the Operating Partnership, or who are officers, directors or other persons subject to Section 16(a) of the Exchange Act with respect to the Company, and the Board of Directors of the Management Company (or a committee duly authorized by it) has sole and exclusive authority to grant awards to those persons who are employees or otherwise provide services to the Management Company and who are not officers, directors or other persons subject to Section 16(a) of the Exchange Act with respect to the Company.

     The Incentive Unit Program established a four-year performance period, commencing January 1, 1996, during which participants are allocated an award of "Incentive Units" which constitute the right to receive Units if certain performance targets and vesting requirements are satisfied. A total of 525,000 Units may be issued under the Incentive Unit Program, and accordingly 525,000 shares of Common Stock are available to be issued upon exchange of such Units. All 525,000 Incentive Units were initially awarded to five executive officers and approximately 42 employees of the Operating Partnership and the Management Company who are not executive officers.

     One-quarter of the Incentive Units initially awarded to a participant are attributable to and may be earned during each program year of the four-year performance period. The Incentive Units attributable to a program year are earned only if the targeted level of annual and cumulative growth in funds available for distribution per share for such year is met. If the annual target is not met, the awards attributable to that program year may be earned in a subsequent year if the cumulative growth target is met (including the shortfalls from prior years). The funds available for distribution goal for 1996 was $2.38 per share and increases 7% for each year through 1999. The following table provides the targets for each program year:

                                                         FUNDS
                                                     AVAILABLE FOR      ANNUAL      CUMULATIVE
PROGRAM                                              DISTRIBUTION       GROWTH        GROWTH
 YEAR                                                   TARGET          TARGET        TARGET
-------                                              -------------      ------      ----------
 1996     .........................................      $2.38(1)        7.0%(1)        7.0%
 1997     .........................................      $2.54           7.0%          14.6%
 1998     .........................................      $2.72           7.0%          22.3%
 1999     .........................................      $2.91           7.0%          30.9%

-------------------------
(1) Based on 1995 funds available for distribution of $2.22.

     The Executive Compensation Committee has determined that the targets for 1996, 1997 and 1998 were met. As of March 11, 1999, a total of 390,667 Incentive Units for the 1996, 1997 and 1998 program years have been earned and 129,844 of such Units have vested in participants.

     Once Incentive Units are earned, the earned Incentive Units vest one-third each year over a three-year period commencing on the first day of the calendar year subsequent to the year in which the Incentive Units were earned, provided that the participant remains in the employ of the Company or its affiliates on each such vesting date. Earned Incentive Units that have not vested will be forfeited upon termination of employment for reasons other than death or disability. Notwithstanding the foregoing, any earned Incentive Units will vest in full immediately if a participant's employment terminates by reason of death or disability or upon the occurrence of a change in control with respect to the Company. Generally, a change in control will occur if (i) any person (other than JMB Realty or its affiliates or associates) owns or controls 50% or more of the voting power or value of the Company or (ii) any person (other than JMB Realty or its affiliates or associates) owns or controls 20% or more of the voting power or value of the Company and the percentage of such ownership and control is greater than the percentage of ownership or control held by JMB Realty and its affiliates and associates.

     When Incentive Units have vested, the participant is entitled to receive a distribution of an equivalent number of Units. During the period after Incentive Units have been earned but prior to the date such Incentive Units have vested and been distributed to the participant, the participant is entitled to receive a dividend equivalent cash compensation payment as of each distribution date with respect to Units equal to the participant's number of earned Incentive Units as of the record date of such distribution, multiplied by the distribution amount per Unit payable as of such distribution date.

     The Board may amend or terminate the Incentive Unit Program at any time, provided that no such amendment or termination shall materially adversely alter or impair the rights of participants with respect to awards previously made under the Incentive Unit Program.

INCENTIVE COMPENSATION

     The Company established a cash bonus incentive compensation plan for executive officers and key officers of the Company and the Management Company beginning in 1994. Under the plan, cash bonuses are awarded to executive officers and key officers covered under the plan based on the achievement of specified targets and goals for the Company. The targets are defined annual percentage increases in funds available for distribution per share. The amount of the cash bonus is based on a formula determined for each officer based on a range of 5% to 70% of base compensation. Payments under the plan for 1998 to the five most highly compensated executive officers are set forth in the "Bonus" column of the "Summary Compensation Table" above.

401(K) PLAN

     The Company and the Management Company are participating employers in the JMB Realty Corporation Employee Savings Plan (the "JMB 401(k) Plan"). The JMB 401(k) Plan permits the employees of the Company and the Management Company to defer a portion of their compensation, in accordance with the provisions of
Section 401(k) of the Code. All employees are limited to deferrals of 10% of pay not to exceed the statutory limit, for 1998, of $10,000. Those deferrals are treated for Federal income tax purposes as employer contributions. In addition, the Company and the Management Company will make a matching contribution of 10% of deferrals. All contributions to the JMB 401(k) Plan are subject to nondiscrimination requirements under the Code. The participating employer contributions other than salary deferrals are subject to a five-year graduated vesting schedule: the nonforfeitable portion for the first year of employment is 20% and for succeeding years is 40%, 60%, 80% and 100%.

     Employees of the Company and the Management Company are eligible to participate in the JMB 401(k) Plan if they meet certain requirements concerning minimum age and period of service. The JMB 401(k) Plan invests all contributions to the JMB 401(k) Plan in accordance with participants' elections among certain investment options provided through a group of mutual funds or other investment vehicles. Distributions from a participant's account are not permitted before age 59 1/2, except in the event of death, disability, certain financial hardships or termination of employment.

     Effective August 1, 1998, future participation in the JMB 401(k) Plan by employees of the Company and the Management Company who are "highly compensated," as defined in Section 414(q) of the Code, was terminated. From and after August 1, 1998, such highly compensated employees were eligible to participate in the Urban Shopping Centers Deferred Cash Compensation Plan (the "Deferred Cash Compensation Plan"). See "Deferred Cash Compensation Plan" below.

     The employer contributions during 1998 by the Company and the Management Company under the JMB 401(k) Plan and the Deferred Cash Compensation Plan with respect to the five most highly compensated executive officers are set forth in footnote 3 to the "Summary Compensation Table" above.


CORE RETIREMENT AWARD PROGRAM

     As of January 1, 1995, JMB Realty replaced its prior retirement plan with the Core Retirement Award Program which is administered as part of the JMB 401(k) Plan. Under the Core Retirement Award Program, an employer contribution is made to the account of an Eligible Employee equal to 3% of such employee's total compensation (up to the limit set by the Internal Revenue Service). Such contributions are subject to the same vesting schedule as the JMB 401(k) Plan.


     Effective August 1, 1998, future participation in the Core Retirement Award Program with respect to employees who are "highly compensated," as defined in
Section 414(q) of the Code, is administered as part of the Deferred Cash Compensation Plan. See "Deferred Cash Compensation Plan" below.



     The employer contributions during 1998 by the Company and the Management Company under the Core Retirement Award Program with respect to the five most highly compensated executive officers are set forth in footnote 3 to the "Summary Compensation Table" above.



DEFERRED CASH COMPENSATION PLAN



     The Company and the Management Company are participating employers in the Deferred Cash Compensation Plan adopted by the Company on August 1, 1998. The Deferred Cash Compensation Plan permits eligible employees, being those employees who are "highly compensated," as defined in Section 414(q) of the Code, to defer a portion, not to exceed 25%, of their compensation. In addition, the Company and the Management Company will make a matching contribution of 10% of each participant's deferred compensation, up to a maximum of $1,000 per year or such greater amount as shall be permitted from time to time under Section 402(g)(i) of the Code. All participants under the Deferred Cash Compensation Plan have a nonforfeitable interest in their respective accounts.


COMPENSATION OF DIRECTORS


     From 1994 through 1998, the Company paid each of its independent directors an annual fee of $15,000 plus a fee of $1,000 for each quarterly meeting attended (in person or by telephone). Beginning in 1999, the annual and quarterly meeting fees were increased to $20,000 and $1,250, respectively. Directors who are not independent are not paid any directors' fees. In addition, the Company reimburses all directors for expenses incurred in attending meetings.



     Each independent director then serving was also granted, upon reelection at the 1998 annual meeting, a ten-year option to acquire 1,500 shares of Common Stock at $33.0625 per share (the fair market value on the grant date), and will annually, upon election or reelection, be granted a ten-year option to acquire an additional 1,500 shares at the fair market value on the date of the grant. Such options are not and will not be exercisable until after the first anniversary of the date of the grant.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


     Mr. Dominski and the Company have entered into an employment agreement, which, pursuant to its terms, currently runs through December 31, 2001 and which will be automatically extended for an additional year at the end of each year, subject to the right of either party to terminate by giving 25 months' prior written notice. Pursuant to the agreement, Mr. Dominski is required to devote his entire business time to the Company. The agreement provides for an annual base salary, which may be increased (but not decreased) from time to time, as well as the use of an automobile, an allowance of up to $7,500 annually for tax planning and tax return preparation services and certain additional compensation. Mr. Dominski is also entitled to a bonus if funds available for distribution to shareholders per share for any year exceeds such measure for the immediately preceding year by at least 4%. The bonus may be up to 70% of his annual salary if funds available for distribution exceeds the prior year's amount by 19.2% or more. Pursuant to the employment agreement, all outstanding options for shares of Common Stock or Units granted to Mr. Dominski shall vest immediately upon his death, permanent disability or termination without cause or upon a "Change in Control." "Change in Control" for purposes of the agreement means (i) the acquisition by any person (other than JMB Realty and its affiliates) of 50% or more of the voting stock of the Company or 20% or more of the voting stock of the Company if such ownership exceeds that of JMB Realty and its affiliates or (ii) the approval of a merger or consolidation (other than with JMB Realty or its affiliates) resulting in a change in ownership of 20% or more of the voting stock of the Company or sale of all or substantially all of the assets of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Malkin, Ms. Getzendanner, Mr. Neal and Mr. Segerstrom served as members of the Executive Compensation Committee of the Board during 1998. See the caption "Certain Relationships and Transactions" for a description of certain relationships and transactions between the Company and JMB Realty (of which Mr. Malkin is the Chairman) and its affiliates during 1998.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     For 1998, the Company's Executive Compensation Committee has based its compensation policy for its executive officers on a variety of factors, including job responsibility, salaries paid to executive officers of other real estate companies similar to the Company and the job experience and performance of such officers. The Company has established a cash bonus incentive compensation plan and the Incentive Unit Program for its executive officers and key employees, which provide, respectively, for cash bonuses of 5% to 70% of base compensation based on the achievement of targeted annual increases in funds available for distribution per share and for the issuance of Units based on the achievement of targeted levels of annual and cumulative growth in funds available for distribution per share and continued employment by the Company." See "Incentive Compensation" and "Incentive Unit Program" above. Also, the Company has adopted the Option Plan, which authorizes the Executive Compensation Committee to grant options for Common Stock and Units to the Company's executive officers and other employees at exercise prices determined by the Executive Compensation Committee. See "Option Plan" above. Through these plans and other means, the Executive Compensation Committee intends to maintain strong links between executive officer compensation and corporate and individual performance. For example, in 1998, after taking into account the grant date value of Incentive Units which vested on January 1, 1999 under the Incentive Unit Program and the dividend equivalent cash compensation paid under such Program during 1998 on Units earned but not vested (see "Incentive Unit Program" above), approximately 54% of Mr. Dominski's total compensation as the Company's Chief Executive Officer and between 36% and 49% of the total compensation of the four other most highly compensated executive officers of the Company was incentive-related and based upon the Company's 1996, 1997 and 1998 performance.

     It is the Executive Compensation Committee's intention that, so long as it is consistent with the Company's overall compensation objectives, substantially all executive compensation be deductible for Federal income tax purposes.
Section 162(m) of the Code limits the tax deduction for compensation paid to the Company's Chief Executive Officer and the other four most highly compensated officers who are employed at fiscal year end to $1 million per year, unless certain requirements are met. The Executive Compensation Committee believes that the Company's current compensation policies and arrangements will not result in compensation payments that will be non-deductible under Section 162(m) of the Code.

                        Executive Compensation Committee
                            Judd D. Malkin, Chairman
                               Susan Getzendanner
                                  John E. Neal
                              Henry T. Segerstrom

PERFORMANCE GRAPH

     The following line graph compares the percentage change in the Company's cumulative shareholder return on its shares of Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the NAREIT Equity REIT Total Return Index ("NAREIT Index") from December 31, 1993 to December 31, 1998. The graph assumes the investment of $100 in the Company and each of the indices on December 31, 1993 and the reinvestment of all dividends. The return shown on the graph is not necessarily indicative of future performance.

                                      LOGO


                                             12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
          Urban Shopping Centers, Inc.       $100.00    $98.19   $115.63   $170.14   $217.92   $218.18
          NAREIT Index                       $100.00   $103.17   $118.92   $160.86   $193.45   $159.59
          S&P 500 Index                      $100.00   $101.31   $139.23   $171.19   $228.32   $293.57

                                   PROPOSAL 2

                      APPROVAL OF INCENTIVE STOCK PROGRAM

PROPOSED ADOPTION OF INCENTIVE STOCK PROGRAM

     On February 9, 1999, the Board approved, subject to approval by the Company's shareholders, the Incentive Stock Program in order to continue to provide long-term incentives to those key employees of the Operating Partnership and the Management Company who will be largely responsible for achievement of the long-term goals and long-term growth of the Company following the expiration of the existing 1996 Incentive Unit Program in 1999. The Incentive Stock Program is a deferred compensation plan which is tied to the attainment of targeted levels of annual and cumulative growth in the Company's funds available for distribution per share. These targeted growth levels are identical to the targeted growth levels under the existing 1996 Incentive Unit Program.

     The Board and the Executive Compensation Committee believe that the Incentive Stock Program is a natural continuation of the Company's overall compensation policies which will be important in permitting the Company and its subsidiaries to attract and retain key officers and employees and believe that the proposed adoption of the Incentive Stock Program is in the best interests of the Company, its employees and its shareholders. Therefore, the Board recommends that shareholders vote for the approval of the Incentive Stock Program. Each valid proxy returned to the Company will be voted for the adoption of the Incentive Stock Program unless the proxy specifies otherwise. The affirmative vote of a majority of the votes present or represented at the Annual Meeting will be necessary to adopt this proposal. For purposes of the vote on this proposal, abstentions will be counted as votes present and represented at the Annual Meeting and will therefore have the effect of a vote cast against the proposal.

DESCRIPTION OF INCENTIVE STOCK PROGRAM

     The Incentive Stock Program will generally be administered by the Executive Compensation Committee. Participants in the Incentive Stock Program may be senior management and key employees of the Operating Partnership and the Management Company. The Executive Compensation Committee has sole and exclusive authority to select participants, and determine the awards to be made to each participant, from among those persons who are employees or otherwise provide services to the Operating Partnership, or who are officers, directors or other persons subject to Section 16(a) of the Exchange Act with respect to the Company, and the Board of Directors of the Management Company (or a committee duly authorized by it) has sole and exclusive authority to grant awards to those persons who are employees or otherwise provide services to the Management Company and who are not officers, directors or other persons subject to Section 16(a) of the Exchange Act with respect to the Company. Five executive officers and approximately 48 employees of the Operating Partnership and the Management Company who are not executive officers will initially be eligible to participate in the Incentive Stock Program. Any shares of Common Stock issued to employees of the Operating Partnership or the Management Company will be purchased from the Company by that employee's employer and transferred by that employer to the employee.

     The Incentive Stock Program establishes a four-year performance period, commencing January 1, 2000, during which participants are allocated an award of "Incentive Stock" which will constitute the right to receive shares of Common Stock if certain performance targets and vesting requirements are satisfied. A total of 620,000 shares of Common Stock may be issued under the Incentive Stock Program. The closing price of the Common Stock on the NYSE on March 11, 1999 was $ . per share.

     One-quarter of the Incentive Stock initially awarded to a participant is attributable to and may be earned during each program year of the four-year performance period. The Incentive Stock attributable to a program year may be earned if the targeted level of annual and cumulative growth in funds available for distribution per share for such year is met. If the annual target is not met, the awards attributable to that program year may be earned in a subsequent year if the cumulative growth target is met (including the shortfalls from prior years). The funds available for distribution goal for 2000 is 107% of actual funds available for distribution for 1999 and increases 7% for each year through 2004.

     Once Incentive Stock has been earned, the earned Incentive Stock will vest one-third each year over a three-year period commencing on the first day of the calendar year subsequent to the year in which the Incentive Stock was earned, provided that the participant remains in the employ of the Company or its affiliates on each vesting date. Earned Incentive Stock that has not vested will be forfeited upon termination of employment for reasons other than death or disability. Notwithstanding the foregoing, any earned Incentive Stock will vest in full immediately if a participant's employment terminates by reason of death or disability or upon the occurrence of a change in control with respect to the Company. Generally, a change in control means (i) the acquisition by any person (other than JMB Realty and its affiliates) of 50% or more of the voting stock of the Company or 20% or more of the voting stock of the Company if such ownership exceeds that of JMB Realty and its affiliates or (ii) the approval of a merger or consolidation (other than with JMB Realty or its affiliates) resulting in a change in ownership of 20% or more of the voting stock of the Company or sale of all or substantially all of the assets of the Company.

     When Incentive Stock has vested, the participant will be entitled to receive a distribution of an equivalent number of shares of Common Stock. During the period after Incentive Stock has been earned but prior to the date such Incentive Stock has vested and been distributed to the participant, the participant will be entitled to receive a cash compensation payment as of each distribution date with respect to Common Stock equal to the participant's number of earned shares of Incentive Stock as of the record date of such distribution, multiplied by the distribution amount per share of Common Stock payable as of such distribution date.

     The Board may amend or terminate the Incentive Stock Program at any time, provided that no such amendment or termination shall materially adversely alter or impair the rights of participants with respect to awards previously made under the Incentive Stock Program.

     The above description of the Incentive Stock Program is a summary only and you should refer to the copy of the Incentive Stock Program which is attached as Appendix A for a detailed description.

                                   PROPOSAL 3

                    AUTHORIZATION OF ISSUANCE OF SECURITIES

BACKGROUND

     As part of the formation transactions relating to the Company's initial public offering (the "IPO") of Common Stock in October 1993, the Company was granted options to acquire interests which are owned by JMB Realty or its affiliates in certain regional shopping malls and mixed-use properties (the "Existing Properties"), subject to contractual arrangements existing at the time of the IPO such as rights of first refusal or consent issues and subject to any existing indebtedness. The Company was also granted an option to acquire an undeveloped land parcel which is owned by the Management Company (the "Development Parcel"). An acquisition of any of such interests will not be effected without the prior approval of a majority of the Disinterested Directors.

     The Company's option to acquire each of the Existing Properties is exercisable until October 2000 at a fixed price for each Existing Property determined at the time of the IPO, increased by additional actual investment in, and decreased by distributions from, each of the Existing Properties since the IPO. The Company's option to acquire the Development Parcel is exercisable until October 2000 at the lower of the fair market value of the Development Parcel or 110% of the allocable cost of the Development Parcel.

     The fair market value is the price of the Development Parcel as agreed to between a majority of the Company's disinterested directors and the seller or, if they are not able to so agree, as agreed to between an independent appraiser selected by the disinterested directors and another independent appraiser selected by the seller or, if the two appraisers are not able to so agree, as determined by a third independent appraiser appointed by the first two appraisers. The allocable cost determined for the Development Parcel at the time of the IPO included the original purchase price or acquisition cost of the Development Parcel plus all acquisition costs incurred by the Management Company, JMB Realty or its affiliates, as well as all carrying costs related to the Development Parcel through the IPO and all costs of improvements made to the Development Parcel less any prior return of investment. Such amount has been, and will be, increased by actual investment and decreased by any profits retained by or distributed to the Management Company since the IPO, but has not been, and will not be, increased by any imputed carrying costs on such amount since the IPO.

     In addition to the Company's option to acquire any or all of the Existing Properties and the Development Parcel, the sale prior to October 2000 of any Existing Property by JMB Realty or its affiliates is subject to a right of first offer in favor of the Company at the lower of the fair market value or the fixed price, as adjusted, of such Existing Property as described above and the sale or development prior to such date of the Development Parcel by the Management Company is subject to a right of first offer in favor of the Company at the lower of the fair market value or 110% of the allocable cost, as adjusted, of the Development Parcel as described above.

     The Company would like to have the flexibility to be able to issue Units or Common Stock as payment of part or all of the purchase price on any or all of the Existing Properties and the Development Parcel, rather than being required to pay cash, if the Company elects to acquire any of those interests pursuant to its option or right of first offer or otherwise. However, because the Units or Common Stock would be issued to JMB Realty, the Management Company or another affiliate of JMB Realty, and because JMB Realty is a significant security holder of the Company, NYSE rules require the Company's shareholders to approve any such issuance of Units or Common Stock. In 1996, the Company's shareholders approved the issuance of a maximum aggregate of 3,000,000 Units and/or shares of Common Stock as payment of part or all of the purchase price for the interests owned by the Management Company, JMB Realty or its affiliates in certain developed and undeveloped properties, including the Existing Properties and the Development Parcel. As of March 11, 1999, 278,161 of the 3,000,000 Units and/or shares of Common Stock were still available for that purpose. There can be no assurance that the Company will elect to acquire any Existing Property or the Development Parcel at any time, and, if the Company does elect to acquire an Existing Property or the Development Parcel, there also can be no assurance that the seller would accept Units or Common Stock as payment of the purchase price.

THE EXISTING PROPERTIES



     The following description of the Existing Properties includes a description of the number of tenants and the current anchor tenants of each Existing Property. If the Company were to acquire an Existing Property in the future, there can be no assurance that the number of tenants or the tenant composition of the property at that time would be similar to the current number or composition or that current anchor tenants would still be in place.



     WEST OAKS MALL is a single-level enclosed regional shopping center located in Houston, Texas. The center contains 1,047,000 square feet of retail space with 125 stores and is anchored by Foley's, JCPenney, Mervyn's, Sears and Dillards. The center also contains parking for over 5,300 vehicles. An affiliate of JMB Realty owns fee simple title to West Oaks Mall and, as of December 31,
1998, the price under the Company's option was approximately $19,131,767       .



     900 NORTH MICHIGAN is a mixed-use project located at 900 North Michigan Avenue in downtown Chicago, Illinois. The building contains an aggregate of 2.7 million square feet of retail, office, residential, hotel and parking space. The retail component is comprised of a six-level atrium shopping center containing 446,000 square feet of retail space with 70 stores and is anchored by Bloomingdale's. The office component contains 504,000 square feet of office space on 20 floors. Parking for 1,750 vehicles is contained within valet and self-park facilities. The building also contains 106 luxury condominiums and a 343-room Four Seasons Hotel. The Company's option extends to the interest in the retail, office and parking components of the building which is owned by an affiliate of JMB Realty and, as of December 31, 1998, the price under the Company's option for such interest was approximately $81,385,000.



THE DEVELOPMENT PARCEL



     The following description of the Development Parcel includes the expected use that the Company would make of the Development Parcel if the Company were to acquire and develop the Development Parcel. However, the Company has not entered into any agreement to acquire or develop the Development Parcel and, if the Company were to acquire the Development Parcel in the future, there can be no assurance that the Company would be able to successfully develop the Development Parcel or that the Company's current expected use of the Development Parcel would not change due to market conditions and other factors.



     ROCKLIN is a 96-acre land parcel located in Rocklin, California approximately 20 miles northeast of Sacramento. The site is currently zoned for development of a power center or community shopping center on approximately 48 acres, and for residential and other uses on the remainder. The Management Company currently owns fee simple title to the Rocklin site and, as of December 31, 1998, 110% of allocable cost under the Company's option was approximately $21,240,000, which the Company believes exceeds the current fair market value.



THE PROPOSAL



     The Board believes that it would be in the best interests of the Company and its shareholders if the Company would have the ability to issue Units or Common Stock as payment of part or all of the purchase price on any or all of the Existing Properties and the Development Parcel, rather than being required to pay cash, if the Company elects to acquire any of those interests pursuant to its option or right of first offer or otherwise. Therefore, the Board recommends that the Company's shareholders approve the issuance of up to a maximum aggregate of 3,000,000 Units and/or shares of Common Stock (plus the 278,161 Units and/or shares of Common Stock still available from the 1996 shareholder approval) to the Management Company, JMB Realty or its affiliates as payment of part or all of the purchase price on any or all of the Existing Properties and the Development Parcel, at such time, if any, as the Company elects to acquire any of those interests pursuant to its option or right of first offer or otherwise. The Company will not issue more than an aggregate of 3,000,000 Units and/or shares of Common Stock (plus the 278,161 Units and/or shares of Common Stock still available from the 1996 shareholder approval) to the Management Company, JMB Realty or its affiliates as payment for the Existing Properties and the Development Parcel described above without again obtaining shareholder approval, unless such issuance is permitted under NYSE rules. Also, the

Company will not issue Units or Common Stock to JMB Realty or its affiliates as payment for any properties other than the Existing Properties and the Development Parcel described above without first obtaining shareholder approval, unless such issuance is permitted under NYSE rules. The Units or Common Stock to be issued in any acquisition pursuant to this proposal would be valued at the closing price of the Common Stock on the date of acquisition or the date on which the Board, including a majority of the Disinterested Directors, approves the acquisition (or at the average closing price over a period ending on that date), as determined by a majority of the Disinterested Directors. The exercise of the option or right of first offer on any Existing Property or the Development Parcel would otherwise continue to be at the price and on the other terms and conditions contained in the current agreements as described above, and any such exercise would continue to require the prior approval of a majority of the Disinterested Directors. The purchase of any of those interests by the Company other than pursuant to its option or right of first offer would be at a price and on other terms and conditions approved by a majority of the Disinterested Directors.



     Each valid proxy returned to the Company will be voted for the approval of the authorization of the issuance of Units or Common Stock as described above unless the proxy specifies otherwise. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting will be necessary to adopt this proposal. For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will therefore have no effect on the result of the vote.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to agreements made in connection with the formation of the Company, during 1998 an affiliate of JMB Realty and Penn Square Mall Limited Partnership ("PSMLP"), which during 1998 owned all of the preferred stock of the Management Company and in which the Operating Partnership owns a 99% limited partnership interest, contributed $1,165,000 and $55,000, respectively, to the Management Company as additional capital to pay for the carrying and other costs of certain land parcels owned by the Management Company.

     During 1998, the Company acquired the interest of an affiliate of JMB Realty in the ownership of twenty-six rental housing units within Copley Place, located in Boston, Massachusetts. The acquisition was unanimously approved by all six of the Disinterested Directors at an acquisition price of $300,000 in cash.

     During 1998, as part of a restructuring of the Management Company, PSMLP contributed the $10 million promissory note of the Management Company held by it to the Management Company and assumed the Management Company's obligations on $31 million of senior notes and agreed to make a capital contribution equal to any premium due upon the prepayment of all of the senior notes. An affiliate of JMB Realty which owns all of the common stock of the Management Company contributed a $2.3 million note of the Management Company which it held as part of the restructuring so that the stockholders' respective contributions would be in the same proportion as their interests in the Management Company's operating cash flow. As part of the restructuring, the Management Company distributed to the affiliate of JMB Realty which owns all of the common stock of the Management Company a portion, valued at $6.7 million, of a land parcel in payment of $6.7 million of its two promissory notes, totaling $9 million, held by that affiliate. The Management Company also made a distribution in kind to the JMB Realty affiliate of the remaining interest in the foregoing land parcel, valued at $3.8 million, and a cash distribution of $200,000 to PSMLP, which represented the stockholders' respective proportionate interests in that land parcel.

     During 1998, Citrus Park Venture Limited Partnership ("CPVLP"), an affiliate of the Company, made a distribution of certain land parcels valued at approximately $9.0 million to the Management Company in liquidation of its interest in CPVLP. Following such distribution, the Company owned all of the interests in CPVLP. The common stockholder of the Management Company had previously contributed its right to any distributions from those land parcels to the Operating Partnership and the Company, thus the Company retained all of the economic benefits associated with the distributed parcels.

     Prior to 1998, a lawsuit was filed against the Management Company and other JMB Realty affiliates alleging a breach of agreements made prior to the Company's formation with respect to a vacant land parcel which was contributed by a JMB Realty affiliate to the Management Company as part of the Company's formation. During 1998, the case was settled. The settlement amount of $20 million was paid, and all legal fees and other costs in connection with the litigation totaling approximately $2.6 million were, or will be, contributed to the Management Company, or reimbursed to the preferred stockholder of the Management Company, by a JMB Realty affiliate.

     During 1998, the Management Company provided property management, leasing, development and consulting services for all but two of the Company's properties. During 1998, the Company and the Operating Partnership incurred an aggregate of $9,760,000 in fees to the Management Company for such services. The Management Company also provides property management, leasing and development services for certain retail properties owned or controlled by JMB Realty and its affiliates. The terms of any such services must be approved by a majority of the disinterested directors of the Management Company. Management fees are generally in the range of 3-6% of collected revenue from the managed property, and leasing fees are generally equal to $2 to $6 per square foot of rented space. For any such development services, the Management Company charges an amount intended to approximate fair market value. During 1998, JMB Realty and its affiliates incurred an aggregate of $4,137,000 in fees to the Management Company for management, leasing and development services. In 1998, the Management Company received $1,496,000 in property management, leasing and development fees from MetLife. Mr. Digney, a Director of the Company, is a Senior Vice President of MetLife. In 1998, the Management Company received $1,034,000 in fees from Walton Street Capital, LLC, an affiliate of Mr. Bluhm, for acquisition and development feasibility consulting services.

     The Company and the Management Company sublease office space from an affiliate of JMB Realty. The net rent paid during 1998 under the sublease for home office space was $350,000. All other allocated rent expense paid under such subleases, including for regional offices, was $794,000 during 1998, of which $344,000 represented net rent.

     The Management Company provides certain administrative, computer and advisory services to JMB Realty and its affiliates. During 1998, the Management Company received $1,241,000 in payment for such services.

     Pursuant to a corporate services agreement, the Company, the Operating Partnership and the Management Company provide one another various managerial, administrative, accounting, investor relations and other services. The corporate services agreement provides for the parties to reimburse one another quarterly for costs incurred under that agreement. During 1998, reimbursements incurred pursuant to the corporate services agreement were as follows: by the Company to the Operating Partnership, $300,000; by the Company to the Management Company, $42,000; and by the Management Company to the Operating Partnership, $318,000.

     The Company and the Operating Partnership utilize JMB Insurance Agency, Inc., an affiliate of JMB Realty, to provide insurance brokerage services for their properties and expect to continue to do so in the future. The terms of such services must be approved on an annual basis by a majority of the Disinterested Directors. During 1998, the Company and the Operating Partnership incurred an aggregate of $355,000 to JMB Insurance Agency, Inc. for insurance brokerage services.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the shares of Common Stock and Unit Voting Stock as of the Record Date for (1) each person who is known to the Company to have been the beneficial owner of more than five percent of the shares of Common Stock or Unit Voting Stock outstanding on the Record Date, (2) each director and executive officer of the Company and (3) the Company's directors and executive officers as a group. The number of shares of Common Stock beneficially owned by a person includes shares of Common Stock into which Units or shares of Unit Voting Stock beneficially owned by the person are exchangeable and shares of Common Stock issuable with respect to options held by the person which are exercisable within 60 days. Any holder of Units and Unit Voting Stock may exchange one share of Unit Voting Stock together with 24 Units for 25 shares of Common Stock. The percent of Common Stock beneficially owned by a person assumes that all shares of Unit Voting Stock and Units held by the person are exchanged for shares of Common Stock and all options held by the person which are exercisable within 60 days are exercised and that none of the shares of Unit Voting Stock or Units or options held by other persons are so exchanged or exercised. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

                                              SHARES OF      PERCENT OF    SHARES OF UNIT   PERCENT OF UNIT
                                             COMMON STOCK   COMMON STOCK    VOTING STOCK     VOTING STOCK
                                             BENEFICIALLY   BENEFICIALLY    BENEFICIALLY     BENEFICIALLY
  NAME AND ADDRESS OF BENEFICIAL OWNER(1)       OWNED          OWNED           OWNED             OWNED
  ---------------------------------------    ------------   ------------   --------------   ---------------
Center Partners, Ltd.(2)...................    5,668,989        26.1%         170,389             41.8%
Urban-Water Tower Associates(3)............    2,267,800        11.5%          90,712             22.3%
Water Tower Associates-I, L.P.(3)..........    2,267,800        11.5%          90,712             22.3%
UIDC Holdings, L.P.(3)(4)..................    3,747,439        17.9%         138,424             34.0%
JMB Realty Corporation(2)(3)(4)(5).........   10,087,112        39.0%         335,640             82.4%
1975 Judd D. Malkin Life Insurance
  Trust(6).................................   10,087,112        39.0%         335,640             82.4%
Old Orchard Trust(7).......................            0           0%          42,424             12.5%
Security Capital Group Incorporated(8).....    1,527,000         8.7%
FMR Corp.(9)...............................    1,275,430         7.3%               0                0%
Wellington Management Company, LLP(10).....    1,098,100         6.3%               0                0%
ABKB/LaSalle Securities Limited
  Partnership(11)..........................      960,200         5.5%               0                0%
Neil G. Bluhm(12)..........................   10,087,112        39.0%         335,640             82.4%
James B. Digney(13)........................        9,000            *               0                0%
Matthew S. Dominski(13)....................      397,401         2.2%           1,052                 *
Susan Getzendanner(13).....................        9,000            *               0                0%
Judd D. Malkin.............................            0           0%               0                0%
John E. Neal(13)...........................       12,728            *               0                0%
Phillip B. Rooney(13)(14)..................       30,297            *               0                0%
John G. Schreiber..........................        1,000            *               0                0%
Henry T. Segerstrom(13)(15)................      604,481         3.4%          23,050              5.7%
James L. Czech(13).........................      135,624            *           2,223                 *
Ross B. Glickman(13).......................        9,584            *               0                0%
Adam S. Metz(13)...........................       81,969            *               0                0%
Joseph M. Shrader(13)......................       35,885            *               0                0%
All directors and executive officers as a
  group (13 persons).......................   11,414,081        42.2%         361,965             88.8%

-------------------------
  *  less than 1%

 (1) Unless otherwise noted, the address for each of the persons or entities is 900 North Michigan Avenue, Chicago, Illinois 60611.

 (2) Center Partners, Ltd. is a limited partnership, the sole general partner of which is JMB Realty. These securities and 1,336,279 of the securities held directly by JMB Realty are pledged as security for a line of credit with a group of banks.

 (3) Urban-Water Tower Associates is a general partnership, the general partners of which are UIDC Holdings, L.P. and Water Tower Associates-I, L.P. JMB Realty is the managing general partner of UIDC Holdings, L.P. and the sole general partner of Water Tower Associates-I, L.P. 2,061,634 of these securities are pledged as security for a line of credit with a group of banks.

 (4) UIDC Holdings, L.P. is a limited partnership, the managing general partner of which is JMB Realty. These securities are pledged as security for a line of credit with a group of banks.

 (5) JMB/Miami Investors, L.P. owns 16,681 shares of Unit Voting Stock and 400,344 Units. JMB Realty is the beneficial owner of 75% of the stock of the general partner of JMB/Miami Investors, L.P. The securities owned by JMB/Miami Investors, L.P. are pledged as security for a loan from a bank. JMB Properties Company owns 10,146 shares of Unit Voting Stock and 243,513 Units. JMB Realty is the beneficial owner of substantially all of the partnership interests in JMB Properties Company.

 (6) The 1975 Judd D. Malkin Life Insurance Trust, the co-trustees of which are Judd D. Malkin, Stephen J. Malkin, and Randi Steinberger, may be deemed to beneficially own and to share voting and dispositive power with respect to the shares of Common Stock and Unit Voting Stock beneficially owned by JMB Realty. The 1975 Judd D. Malkin Life Insurance Trust is a significant stockholder of JMB Realty. The 1975 Judd D. Malkin Life Insurance Trust disclaims beneficial ownership of the shares of Common Stock and Unit Voting Stock beneficially owned by JMB Realty.

 (7) The co-trustees of the Old Orchard Trust are H. Rigel Barber, Jeffrey A. Gluskin and Gary A. Nickele.

 (8) Information with respect to beneficial ownership of Security Capital Group Incorporated is included herein in reliance on a Schedule 13G dated February 16, 1999 filed by Security Capital Group Incorporated with the Securities and Exchange Commission. The Schedule 13G indicates that Security Capital Group Incorporated is the beneficial owner of 1,527,000 shares of Common Stock which are owned by its subsidiary, Security Capital Global Management Group Incorporated.

 (9) Information with respect to beneficial ownership of FMR Corp. is included herein in reliance on a Schedule 13G dated February 1, 1999 filed by FMR Corp. with the Securities and Exchange Commission. The Schedule 13G indicates that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,121,330 shares of Common Stock and that Fidelity Management Trust Company is the beneficial owner of 154,100 shares of Common Stock as a result of acting as investment adviser to several investment companies. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) Information with respect to beneficial ownership of Wellington Management Company, LLP is included herein in reliance on a Schedule 13G dated December 31, 1998 filed by Wellington Management Company, LLP with the Securities and Exchange Commission. The Schedule 13G indicates that Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed the beneficial owner of 1,098,100 shares of Common Stock which are owned by numerous of its investment advisory clients. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(11) Information with respect to beneficial ownership of ABKB/LaSalle Securities Limited Partnership is included herein in reliance on a Schedule 13G dated February 12, 1999 filed by ABKB/LaSalle Securities Limited Partnership with the Securities and Exchange Commission. The Schedule 13G indicates that ABKB/LaSalle Securities Limited Partnership, in its capacity as investment advisor, may be deemed the beneficial owner of 960,200 shares of Common Stock which are owned by its investment advisory clients, and that no such client is known by it to own more than five percent of the Common Stock except for Pensioen Fonds PGGM. The address of ABKB/LaSalle Securities Limited Partnership is 200 East Randolph Drive, Chicago, Illinois 60601.

(12) Mr. Bluhm may be deemed to beneficially own and to share voting and dispositive power with respect to the shares of Common Stock and Unit Voting Stock beneficially owned by JMB Realty. Mr. Bluhm is the President and a significant stockholder of JMB Realty. Mr. Bluhm disclaims beneficial ownership of the shares of Common Stock and Unit Voting Stock beneficially owned by JMB Realty.

(13) Includes, with respect to Ms. Getzendanner and Mr. Digney, options to acquire 9,000 shares of Common Stock each, with respect to Messrs. Rooney and Segerstrom, options to acquire 3,000 shares of Common Stock each, and, with respect to Mr. Neal, options to acquire 6,000 shares of Common

     Stock. See "Executive Compensation -- Compensation of Directors." Includes, with respect to Messrs. Dominski, Czech, Glickman, Metz and Shrader, options as set forth under "Executive Compensation -- Aggregated Option Exercises in 1998 and Year-End Option Values." Also includes, with respect to Messrs. Czech, Metz and Shrader, 7,028, 10,220 and 3,833 shares of Common Stock respectively, which are being held in a trust until the expiration of specified deferral periods and which such persons may withdraw prior to the end of such deferral periods upon payment of a penalty.

(14) Mr. Rooney's address is 348 E. Third St., Hinsdale, Illinois 60521.

(15) Shares are beneficially owned by Mr. Segerstrom personally, by the Segerstrom Community Property Trust of which Mr. Segerstrom is a co-trustee and by Henry T. Segerstrom Properties LLC, a limited liability company owned by Mr. Segerstrom. Mr. Segerstrom's address is c/o Fashion Square Venturers, P.O. Box 25738, Santa Ana, California 92799.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, certain of the Company's officers, and beneficial owners of more than 10 percent of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and to send copies of such reports to the Company. Based solely upon a review of such reports and amendments thereto furnished to the Company and upon written representations of certain of such persons that they were not required to file certain of such reports, the Company believes that no such person failed to file any such report on a timely basis during 1998, except that Center Partners, Ltd., JMB Realty and Henry T. Segerstrom each filed two reports covering two transactions, and Neil G. Bluhm, the 1975 Judd D. Malkin Life Insurance Trust, Urban Investment & Development Co. and UIDC Holdings, L.P. each filed one report covering one transaction, which reports were not filed on a timely basis.

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board, upon the recommendation of the Audit Committee, has appointed the firm of KPMG LLP as the Company's independent auditors for 1999. KPMG LLP has served as the Company's independent auditors since the Company's formation. A proposal to ratify this appointment will be presented at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to adopt this proposal. For purposes of the vote on the matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

     Each valid proxy returned to the Company will be voted for the ratification of the appointment of KPMG LLP as the Company's independent auditors for 1999 unless the proxy specifies otherwise. The Board recommends that shareholders vote for the ratification of such appointment.

     The Company expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 2000 annual meeting of shareholders must be received by the Company at its principal executive offices on or before November 26, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                           PROXY SOLICITATION EXPENSE

     The cost of soliciting proxies will be borne by the Company. The Company will also request persons, firms and corporations holding shares beneficially owned by others to send proxy material to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders' reasonable expenses for doing so.

--------------------------------------------------------------------------------
                                                                     |
[X] Please mark your                                                 |     6652
    votes as in this                                                  ----
    example.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4

                      FOR          WITHHOLD
                      all        vote for all
                    nominees       nominees
1. Election of
   Directors          [  ]            [  ]
   (See Reverse)
For, except vote withheld from the following nominee(s):


-------------------------------------------------------

2. The approval of the Urban Shopping Centers 1999      FOR   AGAINST   ABSTAIN
   Incentive Stock Program.                             [  ]    [  ]      [  ]


                                                        FOR   AGAINST   ABSTAIN
3. The approval of the issuance of securities to        [  ]    [  ]      [  ]
   certain significant security holders or their affiliates as payment of part or all of the purchase price of interests in certain developed and undeveloped properties.

4. The ratification of the appointment of KPMG LLP      [  ]    [  ]      [  ]
   as independent auditors for 1999.

5. To vote upon any other matters that may properly be presented at the meeting according to their best judgement and in their discretion.

                        Please sign exactly as name appears hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title.

                        Please sign, date and return this proxy card promptly using the enclosed envelope.

                        --------------------------------------------------------
                           Signature                                  Date

                        --------------------------------------------------------
                           Signature, if held jointly                 Date

--------------------------------------------------------------------------------

  P                      URBAN SHOPPING CENTERS, INC.
  R                                 PROXY
  O
  X   THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
  Y
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 1999

The undersigned hereby appoints each of Neil G. Bluhm, Matthew S. Dominski and Judd D. Malkin, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Urban Shopping Centers, Inc. to be held on May 5, 1999, and at any adjournments or postponements thereof, and to cast at such meeting the votes that the undersigned would be entitled to cast if present at such meeting, in accordance with the following instructions. IF NO INSTRUCTIONS ARE INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4 ON THE REVERSE HEREOF.

The election of the following persons as directors:

Neil G. Bluhm, James B. Digney, Matthew S. Dominski, Susan Getzendanner, Judd
D. Malkin, John E. Neal, Phillip B. Rooney, John G. Schreiber, Henry T. Segerstrom.

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

         (Continued and to be signed and dated on the reverse side.)

--------------------------------------------------------------------------------